Exhibit 99.1

VERIFYME, INC. NOTICE OF REVERSE STOCK SPLIT

June 1, 2020

To the holders of certain warrants, convertible debentures and Series B Convertible Preferred Stock of VerifyMe, Inc. (the “Company”):

On November 19, 2019, the stockholders of the Company approved a reverse stock split within the range of 25-for-1 to 120-for-1 of the Company’s issued and outstanding shares of common stock and authorized the Board of Directors of the Company (the “Board”), in its discretion, for one year or until the listing of the Company’s securities for trading on a national securities exchange, whichever is earlier, to determine the final ratio, effective date, and date of filing of the certificate of amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, in connection with the reverse stock split.

In June 2020, the Board intends to consummate the reverse split of the Company’s issued and outstanding common stock in the range previously approved by the Company’s stockholders. Additional information regarding the specifics of the reverse stock split, including but not limited to, the record date, final ratio, effective date, adjustment of exercise price and other effects of the reverse stock split, will be provided to you as soon as practicable.

Very truly yours,

VerifyMe, Inc.

By:	/s/ Patrick White
Patrick White
President and Chief Executive Officer